Exhibit 99.1
Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, NY 10036
212 832 3232

Contact:
Robert Klemens
Vice President
Communications
212 796 9377

Cohen & Steers Announces the Retirement of Daniel P. Charles, Head of Global Distribution

NEW YORK, March 10, 2025—Cohen & Steers, Inc. (NYSE: CNS) announced today that Daniel P. Charles, Executive Vice President and Head of Global Distribution, will retire after 37 years of sales leadership roles, including nearly the last six years at Cohen & Steers. Cohen & Steers has commenced a search for Mr. Charles’ successor.

As Head of Global Distribution, Mr. Charles oversees the firm’s global wealth, institutional sales and relationship management departments, as well as global marketing. His successes in the role include realigning U.S. distribution efforts to better address clients' needs for real assets and alternative investment solutions, and expanding the firm’s distribution across EMEA and APAC.

Mr. Charles will remain with the firm to help transition his responsibilities.

Joseph Harvey, Chief Executive Officer, said:
“Dan enhanced our distribution capabilities to help meet our clients’ needs while building and leading global sales teams, instilling a relationship culture, and expanding our marketing efforts. We thank Dan for his leadership and contributions to Cohen & Steers and wish him the best.”

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers
CONTACT: Robert Klemens
Vice President, Communications
media@cohenandsteers.com

Website: https://www.cohenandsteers.com
Symbol: NYSE: CNS

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